UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2024

EQUINIX, INC.

 (Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-31293 (Commission File Number)	77-0487526 (I.R.S. Employer Identification Number)

One Lagoon Drive, 4th Floor

Redwood City, California 94065

(650) 598-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001	EQIX	The Nasdaq Stock Market LLC
0.250% Senior Notes due 2027		The Nasdaq Stock Market LLC
1.000% Senior Notes due 2033		The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer and Executive Chairman Transition

On March 7, 2024, as part of a planned succession process, the Board of Directors (the “Board”) of Equinix, Inc. (the “Company”) approved the appointment of Adaire Fox-Martin, a current member of the Board, as its new President and Chief Executive Officer. The appointment will be effective on a mutually agreed date that is expected to be later in our second fiscal quarter, but no later than June 17, 2024 (the applicable start date, the “Transition Date”).

Ms. Fox-Martin will succeed Charles Meyers, who announced that he plans to retire as President and Chief Executive Officer, effective on the Transition Date. Mr. Meyers will continue with the Company in the role of Executive Chairman, where he will continue in his service on the Board, in addition to other advisory and transition services.

As part of this succession process, effective on the Transition Date, Peter Van Camp, the Company’s current Executive Chairman, will resign from that position and from his service as a Board member. He will continue to provide advisory consulting services as Special Advisor to the Board. Mr. Van Camp will stand for re-election to the Board in 2024 in order to provide continuity in the Executive Chairman role through the Transition Date when Mr. Meyers will assume the role.

Ms. Fox-Martin, age 59, has served as a member of the Board since 2020. In addition, prior to her appointment as Chief Executive Officer and President of the Company, she served as the President of Google Cloud Go-to-Market and the Head of Google Ireland. Prior to that, Ms. Fox-Martin served as the EMEA Cloud President of Google Cloud International, various roles at SAP, including a member of the Executive Board and various management roles at Oracle Corporation.. Ms. Fox-Martin holds a Bachelor of Arts from Trinity College in Dublin.

There are no transactions between Ms. Fox-Martin and the Company that would be reportable under Item 404(a) of Regulation S-K.

Fox-Martin Offer Letter

In connection with her appointment as President and Chief Executive Officer, the Talent, Culture and Compensation Committee of the Board (the “Committee”) approved the following compensation package for Ms. Fox-Martin, the terms of which are set forth in an offer letter and form of severance agreement with the Company (the “CEO Offer Letter” and the “Form of CEO Severance Agreement,” respectively): (i) an initial annual base salary of $1 million, (ii) an initial target annual bonus under the Company’s 2024 Annual Incentive Plan of 150% of her annual rate of base salary (which will not be pro rated for the first year of employment), (iii) an initial equity award for fiscal 2024 with a grant date value of $18 million, consisting of restricted stock units (“RSUs”) that are earned subject to time-based vesting conditions (33%), performance-based RSUs (“PSUs”) that are earned subject to the Company’s achievement of financial performance metrics (47%) and PSUs that are earned subject to total shareholder return performance metrics (20%), the terms of which awards will be substantially consistent with those that apply to the long term incentive grants awarded to the Company’s other executive officers in 2024, and (iv) employee benefits consistent with those provided to other similarly situated executive officers.

In addition, Ms. Fox-Martin will receive (i) a cash sign-on bonus in the amount of up to $412,000, to make her whole for her annual bonus with her former employer to the extent that it is forfeited in connection with her transition of employment, which must be repaid to the Company if she resigns from her employment without “Good Reason” (as defined in the Form of CEO Severance Agreement) or her employment is terminated for “Cause” (as defined in the Form of CEO Severance Agreement) within six months after the Transition Date; and (ii) a sign-on equity award (the “Sign-on Equity Award”) with a grant date value of $17 million to make her whole for equity awards with her former employer that she is forfeiting in connection with her transition to the Company, which award will be in the form of RSUs to be granted pursuant to the Company’s 2020 Equity Incentive Plan and the applicable form of award agreement and will vest over two years, with 25% of the award vesting on each six-month anniversary of the Transition Date (subject to accelerated vesting if her employment is terminated by the Company without Cause or if she resigns for Good Reason prior to vesting). Ms. Fox-Martin will also receive relocation assistance, including reasonable temporary housing and travel expenses.

The Form of CEO Severance Agreement provides for severance benefits in the event of Ms. Fox-Martin’s termination of employment under certain circumstances. Under the Form of CEO Severance Agreement, if Ms. Martin-Fox’s employment is terminated by the Company without Cause or if she resigns for Good Reason, in each case more than three months prior to or more than 12 months following a “Change in Control” (as defined in the Form of CEO Severance Agreement) of the Company, she will be entitled to (i) a lump sum severance payment equal to one times the sum of her base salary plus target annual bonus; (ii) a pro-rated bonus for the year of termination (based on actual performance); (iii) one additional year of service vesting credit under all of her outstanding equity awards (other than the Sign-on Equity Award, which fully accelerates); and (iv) 18 months of continued medical coverage under COBRA at the Company’s expense. If her employment is terminated without Cause or for Good Reason within three months prior to or 12 months following a change in control, then she will be entitled to the following (in lieu of the non-change in control payments and benefits described in the preceding sentence): (i) a lump sum severance payment equal to two times the sum of her base salary plus target annual bonus; (ii) a pro-rated bonus for the year of termination (based on actual performance); (iii) fully accelerated vesting of her outstanding equity awards; and (iv) 18 months of continued medical coverage under COBRA at the Company’s expense.

Payments under the Form of CEO Severance Agreement are subject to Ms. Fox-Martin signing and not revoking a release of claims against the Company. Ms. Fox-Martin also entered into the Company’s standard Proprietary Information and Inventions Agreement.

Executive Chairman Agreement

In connection with his transition to Executive Chairman, Mr. Meyers entered into a transition agreement (the “Executive Chairman Agreement”) pursuant to which he will continue to serve on the Board and will be employed as Executive Chairman until the date of the Company’s Annual Meeting of Stockholders in 2025, after which time his employment may terminate, though he may continue to serve as a member of the Board, subject to normal Board processes regarding nomination of directors and stockholder election. As Executive Chairman, Mr. Meyers will provide strategic advice and support to the Board and senior management of the Company, transitional services and advice to the incoming Chief Executive Officer, and other advice and services as requested. As Executive Chairman, Mr. Meyers will receive an annual base salary of $400,000, and a 2024 target annual bonus equal to 75% of his base salary (with his target bonus for 2024 being pro-rated so that for the portion of the fiscal year occurring before the Transition Date, the target bonus is 150% of his base salary and for the portion of the fiscal year occurring after the Transition Date, the Target Bonus is 75% of his base salary).

The foregoing descriptions of the CEO Offer Letter, the Form of CEO Severance Agreement and the Executive Chairman Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of such agreements, attached hereto as exhibits 10.1, 10.2, and 10.3, respectively.

Item 7.01.	Regulation FD Disclosure.

On March 12, 2024, the Company issued a press release announcing the appointment of Ms. Fox-Martin as its President and Chief Executive Officer, the transition of Mr. Meyers to Executive Chairman, and the transition of Mr. Van Camp to Special Advisor to the Board, a copy of which press release is furnished as Exhibit 99.1 hereto and incorporated in this Item 7.01 by reference.

The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section. This information shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to such disclosure in this Form 8-K in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Offer Letter between Equinix, Inc. and Adaire Fox-Martin, dated as of March 7, 2024

10.2	Form of Severance Agreement between Equinix, Inc. and Adaire Fox-Martin

10.3	Executive Chairman Agreement between Equinix, Inc. and Charles Meyers, dated as of March 7, 2024

99.1	Press Release issued by Equinix, Inc. on March 12, 2024

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: March 12, 2024	By:	/s/ Kurt Pletcher
Kurt Pletcher
EVP, Global General Counsel